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                          October 13, 2021

       Christopher Ferguson
       Chief Executive Officer
       Vinco Ventures, Inc.
       1 West Broad Street, Suite 1004
       Bethlehem, Pennsylvania 18018

                                                        Re: Vinco Ventures,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed October 5,
2021
                                                            File No. 333-260080

       Dear Mr. Ferguson:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Evan
Ewing at 202-551-5920 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing